News
                                                                  Exhibit 99.0


The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ  07645
                                            Investor contact:  William J. Moss
                                                     Vice President, Treasurer
                                                                (201) 571-4019

                                           Press contact:  Richard P. De Santa
                                             Vice President, Corporate Affairs
                                                                (201) 571-4495

          THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. DECLARES A
                   $7.25 PER SHARE SPECIAL CASH DIVIDEND

MONTVALE, NJ - April 4, 2006 - The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) today declared a special cash dividend of $7.25 per share payable on April 25, 2006 to shareholders of record as of April 17, 2006. The dividend payout will total approximately $300 million based on the current shares outstanding. The transaction will be funded primarily by cash available on the balance sheet resulting from the strategic restructuring of the Company during 2005.

Christian Haub, Executive Chairman of The Board of Directors, said, "We're very pleased to reward our stockholders with this special dividend. It reflects our growing confidence at this time in A&P's future as operating results continue to improve under our new management team and the substantial resources we have on our balance sheet as a result of last year's very successful sale of A&P Canada.

"The strong financial position we find ourselves in makes it possible to demonstrate our commitment to driving shareholder value and rewarding our stockholders for their support in the past; while also providing the investment capability to complete our turnaround, grow our business, and address strategic opportunities that will arise." Mr. Haub said.

Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 405 stores in 9 states and the District of Columbia under the following trade names: A&P, Waldbaum's, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.
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